EXHIBIT 99.1
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[LOGO]   CONSTELLATION
NEWS RELEASE                                     CONTACTS:

                                                 Media Relations:
                                                 Philippa Dworkin - 585-218-3733

                                                 Investor Relations:
                                                 Mark Maring - 585-218-3668


                    CONSTELLATION CALLS SENIOR SUBORDINATED
                                 NOTES DUE 2009

FAIRPORT, N.Y., FEB. 10, 2004  -  Constellation Brands, Inc.  (NYSE:  STZ,  ASX:
CBR), a leading international producer and marketer of beverage alcohol brands, announced today it has called its $200,000,000 8.5% Senior Subordinated Notes due 2009 (CUSIP 137114AA2). The notes will be redeemed on March 11, 2004 at 104.25% of par. Bondholders will receive the principal amount of the note, accrued interest up to the date of redemption and the call premium. The notes will be redeemed with cash and proceeds from revolver borrowings.
     Chief Financial Officer Thomas Summer said, "The economics of calling these notes are compelling. With Constellation's strong cash flow we have more than sufficient liquidity and financial flexibility to repay the notes. We expect the transaction to be cash flow positive in year one even after taking into account the call premium."
     In connection with the redemption, the Company expects to incur an unusual charge in the first quarter of fiscal 2005 of approximately $9.8 million related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds.
     A Notice of Redemption is being mailed to all registered holders of the notes. Copies of the Notice of Redemption may be obtained from BNY Midwest Trust Company, the Paying Agent, by calling Daniel Donovan at 312-827-8547. The address of BNY Midwest Trust Company is 2 North LaSalle Street, Suite 1020, Chicago, IL 60602.

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ABOUT CONSTELLATION
     Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation's portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann's, Mr. Boston, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.